News Release

For Immediate Release:	For More Information,
December 15, 2016	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Cash Dividend

Southern Pines, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend on its common stock of $0.08 per share payable January 25, 2017 to shareholders of record as of December 31, 2016. The $0.08 per share dividend rate is the same as the rate declared in the comparable period of 2015.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $3.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 89 branches in North Carolina and South Carolina. First Bank also has loan production offices in the North Carolina cities of Greensboro and Raleigh. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.